BIOTEN GENERAL PARTNERSHIP
                             SECOND QUARTER 1997

(i) BIOTEN is currently involved in the research, development, and marketing of a biomass-fired combustion turbine power generating facility. Current operations consist of the completion of a commercial prototype plant
     (CPP). It is anticipated that the CPP will complete start-up operations and final testing by October 1997. There are no current sales. Revenues are anticipated to come from the sale of commercial plants modeled after a successfully completed CPP. In addition to domestic interest, there is significant interest in this technology from India and the Philippines using various agricultural waste by-products. In addition, a small amount of revenues may come from the sale of electricity generated by the CPP.

(ii) EUA Energy Investment advanced $1,154,479 in loans to BIOTEN in the second quarter of 1997. On a cumulative basis EUA Energy has invested $8,140,588 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through June 30, 1997.

                          BIOTEN GENERAL PARTNERSHIP
                    CONSOLIDATED CONDENSED BALANCE SHEET
                                June 30, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                  $6,830
    Land                                                13
          Total fixed Assets                         6,843
Current Assets:
    Cash and temporary Cash Investments                351
    Prepaid expenses                                    31
          Total Current Assets                         382

Other Assets:
    Intangible assets                                  752
TOTAL ASSETS                                        $7,977

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $   50
    accrued expenses                                   694
         Total Current Liabilities                     744

Other Liabilities:
    Due to partners                                  6,248
         Total Liabilities                           6,248

Partners' Capital:
    Partners' Capital - EUA Bioten                     909
    Partners' Capital - Bioten LLC                      76
         Total Partners' Capital                       985

Total Liabilities and Partnership Capital           $7,977

                        BIOTEN GENERAL PARTNERSHIP
                        CONDENSED INCOME STATEMENT
           For the Quarter ended and year to date June 30, 1997
                                  (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses      186                444
          Total Operating Expenses           186                444
Operating Income (Loss)                     (186)              (444)
Interest Expense, net                         20                 37
Net Income (Loss)                          ($206)             ($481)


                         BIOTEN GENERAL PARTNERSHIP
                          STATEMENT OF CASH FLOWS
                   For the Year to Date Period Ended June 30, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(481)
    Net change in current assets and liabilities       263
       Net Cash (used in) Operating Activities        (218)
Investing Activities:
    Capital Expenditures                             (1867)
       Net cash (used in) Investing Activities       (1867)
Financing Activities:
    Capital Contributions                             2225
       Net cash provided from Financing Activities    2225
    Net increase in cash                               140
Cash at December 31, 1996                              211
Cash at June 30, 1997                                 $351